                                                                    Exhibit 10.3










                         RECEIVABLES PURCHASE AGREEMENT

                                     between

                           NATIONAL MEDICAL CARE, INC.

                                    as Seller

                                       and

                             NMC FUNDING CORPORATION

                                  as Purchaser


                           Dated as of August 28, 1997

                                TABLE OF CONTENTS

PRELIMINARY STATEMENTS                                                   -1-

ARTICLE I  DEFINITIONS                                                   -1-
     SECTION 1.1.   Certain Defined Terms                                -1-
     SECTION 1.2.   Other Terms                                         -13-
     SECTION 1.3.   Computation of Time Periods                         -13-

ARTICLE II  PURCHASE AND SETTLEMENTS                                    -13-
     2.1.  Purchases of Receivables; Agreement to Purchase              -13-
     2.2.  Payment for the Purchases                                    -15-
     2.3.  Purchase Price Credit Adjustments                            -16-
     2.4.  Payments and Computations, Etc.                              -17-
     2.5.  Transfer of Records to Purchaser                             -17-
     SECTION 2.6.   Protection of Ownership Interest of the
                     Purchaser                                          -18-

ARTICLE III  REPRESENTATIONS AND WARRANTIES                             -20-
     SECTION 3.1.   Representations and Warranties of the Seller        -20-
     SECTION 3.2.   Reaffirmation of Representations and
                     Warranties by the Seller                           -24-

ARTICLE IV  CONDITIONS PRECEDENT                                        -25-
     4.1.  Conditions Precedent to Closing.                             -25-
     4.2.  Conditions Precedent to Ongoing Purchases.                   -25-

ARTICLE V  COVENANTS                                                    -26-
     SECTION 5.1.   Affirmative Covenants of Seller                     -26-
     SECTION 5.2.   Negative Covenants of the Seller                    -32-
     SECTION 5.3.   Financial Covenants                                 -35-

ARTICLE VI  ADMINISTRATION AND COLLECTION                               -35-
     SECTION 6.1.   Collection of Receivables                           -35-
     SECTION 6.2.   Right After Designation of New Collection Agent     -35-
     SECTION 6.4.   Responsibilities of the Seller                      -36-

ARTICLE VII  SELLER DEFAULTS                                            -37-
     SECTION 7.1.   Seller Defaults                                     -37-
     SECTION 7.2.   Remedies                                            -39-

ARTICLE VIII  INDEMNIFICATION; EXPENSES                                 -40-
     SECTION 8.1.   Indemnities by the Seller                           -40-

     SECTION 8.2.   Other Costs and Expenses                            -43-

ARTICLE IX  MISCELLANEOUS                                               -44-
     SECTION 9.1.   Term of Agreement                                   -44-
     SECTION 9.2.   Waivers; Amendments                                 -44-
     SECTION 9.3.   Notices                                             -44-
     SECTION 9.4.   Governing Law; Submission to Jurisdiction;
                     Integration                                        -45-
     SECTION 9.5.   Severability; Counterparts                          -46-
     SECTION 9.6.   Successors and Assigns                              -46-
     SECTION 9.7.   Waiver of Confidentiality                           -47-
     SECTION 9.8.   Confidentiality Agreement                           -47-
     SECTION 9.9.   Bankruptcy Petitions                                -47-
     SECTION 9.10.  Purchase Termination                                -48-
     SECTION 9.11.  Subordination                                       -48-

                                    EXHIBITS


EXHIBIT A      Forms of Contracts

EXHIBIT B      Credit and Collection Policies and Practices

EXHIBIT C      List of Special Account Banks and Designated
               Account Agents

EXHIBIT D      Form of Special Account Letter

EXHIBIT E      Form of Subordinated Note

EXHIBIT F      List of Actions and Suits

EXHIBIT G      Location of Records

EXHIBIT H      List of Seller's Subsidiaries, Divisions and
               Tradenames

EXHIBIT I      Form of Transferring Affiliate Letter

EXHIBIT J      List of Transferring Affiliates, Chief
               Executive Offices of Transferring Affiliates and
               Tradenames

EXHIBIT K      Form of Account Agent Agreement

                         RECEIVABLES PURCHASE AGREEMENT


          This RECEIVABLES PURCHASE AGREEMENT (this "AGREEMENT") dated as of August 28, 1997, is entered into by and between NATIONAL MEDICAL CARE, INC., a Delaware corporation, as seller (the "SELLER"), and NMC FUNDING CORPORATION, a Delaware corporation, as purchaser (the "PURCHASER").

                             PRELIMINARY STATEMENTS

          WHEREAS, on the terms and conditions hereinafter set forth, the Seller desires to sell, and the Purchaser has agreed to purchase, all of the Seller's right, title and interest in and to the Receivables now and hereafter arising;

          WHEREAS, the Seller and the Purchaser believe that it is in their mutual interest for the Seller to sell such Receivables to the Purchaser and for the Purchaser to purchase such Receivables;

          WHEREAS, the Seller and the Purchaser intend each sale of Receivables hereunder to be a true sale of such Receivables from the Seller to the Purchaser providing the Purchaser with the full benefits of ownership of such Receivables, and the Seller and the Purchaser do not intend any such transaction hereunder to be, or for any purpose to be characterized as, a loan from the Purchaser to the Seller; and

          WHEREAS, the Purchaser has entered into the TAA, pursuant to which the Purchaser may from time to time convey, transfer and assign undivided percentage interests in the Receivables purchased from the Seller hereunder;

          NOW, THEREFORE, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ACCOUNT AGENT AGREEMENT" means an agreement in substantially the form of Exhibit K hereto.

          "ADVERSE CLAIM" means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person's assets or properties).

          "AFFECTED ASSETS" means, collectively, the Receivables and the Related Security, Collections and Proceeds relating thereto.

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting stock, by contract or otherwise.

          "AGENT" means NationsBank, N.A., in its capacity as agent for the Company and the Bank Investors under the TAA, and any successor thereto appointed pursuant to Article IX of the TAA.

          "AGGREGATE UNPAIDS" has the meaning specified in the TAA.

          "AGREEMENT" has the meaning specified in the Preamble hereto.

          "BANK INVESTORS" shall mean NationsBank, N.A. and each other financial institution identified as such on the signature pages of the TAA and their respective successors and assigns.

          "BANK REVOLVER" means that certain Credit Agreement dated as of September 27, 1996, among the Seller and certain subsidiaries and affiliates as borrowers, certain subsidiaries and affiliates as guarantors, the lenders named therein, NationsBank, N.A., as paying agent, and The Bank of Nova Scotia, The Chase Manhattan Bank, Dresdner Bank AG, New York and Grand Cayman Branches, and NationsBank, N.A. as managing agents.

          "BANKRUPTCY CODE" means the United States Bankruptcy Code, 11 U.S.C. ss.101 et seq., as amended.

          "BASE RATE" has the meaning specified in the TAA.

          "BENEFIT PLAN" means any employee benefit plan as defined in
Section 3(3) of ERISA in respect of which the Seller or any ERISA Affiliate of the Seller is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

          "BMA" means Bio-Medical Applications Management Company, Inc., a Delaware corporation, and its successors and permitted assigns.

          "BMA TRANSFER AGREEMENT" means that certain Receivables Purchase Agreement of even date herewith by and between BMA, as seller, and NMC, as purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "BUSINESS DAY" means any day excluding Saturday, Sunday and any day on which banks in New York, New York or Charlotte, North Carolina are authorized or required by law to close.

          "CAPITALIZED LEASE" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

          "CHAMPUS/VA" means, collectively, (i) the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering retirees and dependents of a member or a former member of a uniformed service, provided, financed and supervised by the United States Department of Defense and established by 10 USC ss.1071 ET SEQ. and (ii) the Civilian Health and Medical Program of

Veterans Affairs, a program of medical benefits covering dependents of veterans, administered by the United States Veterans' Administration and Department of Defense and established by 38 USC ss.1713 ET SEQ.

          "CHAMPUS/VA REGULATIONS" means collectively, all regulations of the Civilian Health and Medical Program of the Uniformed Services and the Civilian Health and Medical Program of Veterans Affairs, including (a) all federal statutes (whether set forth in 10 USC 1071, 38 USC 1713 or elsewhere) affecting CHAMPUS/VA; and (b) all applicable provisions of all rules, regulations (including 32 CFR 199 and 38 CFR 17.54), manuals, orders, and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, HHS, the Department of Defense, the Veterans' Administration, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs), and the Office of CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law), in each case as may be amended, supplemented or otherwise modified from time to time.

          "CLOSING DATE" means August 28, 1997.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COLLECTION ACCOUNT" has the meaning specified in the TAA.

          "COLLECTION AGENT" means at any time the Person then authorized pursuant to Section 6.1 of the TAA to service, administer and collect Receivables.

          "COLLECTION DATE" means the date on which the TAA shall be terminated in accordance with its terms and all of the Aggregate Unpaids thereunder paid in full.

          "COLLECTIONS" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all Finance Charges, if any, and cash proceeds of Related Security with respect to such Receivable.

          "COMMERCIAL OBLIGOR" means any Obligor referred to in clause (C) or
(E) of the definition of "Obligor".

          "COMMERCIAL PAPER" means the promissory notes issued by the Company in the commercial paper market.

          "COMPANY" means Enterprise Funding Corporation, and its successors and assigns.

          "CONCENTRATION ACCOUNT" has the meaning specified in the TAA.

          "CONCENTRATION ACCOUNT AGREEMENT" has the meaning specified in the TAA.

          "CONCENTRATION ACCOUNT BANK" has the meaning specified in the TAA.

          "CONCENTRATION ACCOUNT NOTICE" has the meaning specified in the TAA.

          "CONFIDENTIAL INFORMATION" has the meaning specified in
Section 5.1(d).

          "CONTRACT" means an agreement between an Originating Entity and an Obligor which (i) if in writing, is in substantially the form of one of the forms of written contract set forth in Exhibit A hereto or otherwise approved by the Purchaser, and (ii) if an open account agreement, is evidenced by one of the forms of invoices set forth in Exhibit A hereto or otherwise approved by the Purchaser, in each case pursuant to or under which such Obligor shall be obligated to pay for services or merchandise from time to time.

          "CONTRACTUAL ADJUSTMENT" means, with respect to any Receivable, an amount by which the Outstanding Balance of such Receivable is reduced as a result of (i) Medicare or Medicaid program funding and fee requirements or (ii) any other reasonable and customary insurance company or other charge or reimbursement policies or procedures.

          "CREDIT AND COLLECTION POLICY" shall mean the Seller's credit and collection policy or policies and practices, relating to Contracts and Receivables existing on the date hereof and referred to in Exhibit B attached hereto, as modified from time to time in compliance with Section 5.2(c).

          "CREDIT SUPPORT PROVIDER" means the Person or Persons who provides credit support to the Company in connection with the issuance by the Company of Commercial Paper.

          "DESIGNATED ACCOUNT AGENT" means, in the case of any Originating Entity, an Affiliate thereof that (i) is, directly or indirectly, a wholly-owned Subsidiary of FMCH, (ii) has agreed to maintain a deposit account for the benefit of such Originating Entity to which Obligors in respect of such Originating Entity have been directed to remit payments on Receivables, and
(iii) shall have executed and delivered to the Purchaser an Account Agent Agreement.

          "ELIGIBLE RECEIVABLE" has the meaning set forth in the TAA, except that, for purposes of this Agreement (a) the criteria listed in clause (ii) of the definition of Eligible Receivable in the TAA shall not be applicable and (b) references in clauses (iii), (iv) and (v) of such definition in the TAA to "the time of the initial creation of an interest therein hereunder" shall instead be deemed to mean and refer to "the time such Receivable was sold or transferred by the Seller to the Purchaser hereunder."

          "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA AFFILIATE" means, with respect to any Person, (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code (as in effect from time to time, the "Code")) as such Person; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the
Code) with such Person; or (iii) a member of the same affiliated service group (within the meaning of Section 414(n) of the Code) as such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

          "EVENT OF BANKRUPTCY" means, with respect to any Person, (i) that such Person (a) shall generally not pay its debts as such debts become due or (b) shall admit in writing its inability to pay its debts generally or (c) shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankruptcy or insolvent, or seeking liquidation, winding up, reorganization, arrangements, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) if such Person is a corporation (or other business entity), such Person or any Subsidiary shall take any corporate (or analogous) action to authorize any of the actions set forth in the preceding clauses (i) or
(ii).

          "FINANCE CHARGES" means, with respect to a Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.

          "FMC" means Fresenius Medical Care AG, a corporation organized and existing under the laws of the Federal Republic of Germany.

          "FMCH" means Fresenius National Medical Care Holdings, Inc., a New York corporation, and its successors and permitted assigns.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are in effect as of the date of this Agreement.

          "GUARANTY" means, with respect to any Person any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

          "HCFA" means the Health Care Financing Administration, an agency of the HHS charged with administering and regulating, among other things, certain aspects of Medicaid and Medicare.

          "HHS" means the Department of Health and Human Services, an agency of the Federal Government of the United States.

          "HOSPITAL OBLIGOR" means any Obligor referred to in clause (D) of the definition of "Obligor" contained in this Section 1.1 hereof.

          "INDEBTEDNESS" means, with respect to any Person and without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease obligations and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

          "INDEMNIFIED AMOUNTS" has the meaning specified in Section 8.1 hereof.

          "INDEMNIFIED PARTIES" has the meaning specified in Section 8.1 hereof.

          "INVESTOR REPORT" has the meaning specified in the TAA.

          "LAW" means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

          "LIQUIDITY PROVIDER" means the Person or Persons who will provide liquidity support to the Company in connection with the issuance by the Company of Commercial Paper.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on any of
(i) the collectibility or enforceability of a material portion of the Receivables or Related Security, (ii) the ability of the Seller or any other Originating Entity to charge or collect a material portion of the Receivables or Related Security, (iii) the ability of (A) the Seller or any other Originating Entity to perform or observe in any material respect any provision of this Agreement or any other Transaction Document to which it is a party or (B) of FMC or FMCH to cause the due and punctual performance and observation by the Seller of any such provision or, if the Seller shall fail to do so, to perform or observe any such provision required to be performed or observed by the Seller under this Agreement or any other Transaction Document to which the Seller is party, in each case pursuant to the Parent Agreement, (iv) the ability of (A) any Transferring Affiliate to perform or observe in any material respect any provision of the Transferring Affiliate Letter or, in the case of BMA, the BMA Transfer Agreement, or, in the case of any Designated Account Agent, the applicable Account Agent Agreement or (B) of FMC or FMCH to cause the due and punctual performance and observation by such Transferring Affiliate, BMA or such Designated Account Agent of any such provision or, if such Transferring Affiliate, BMA or such Designated Account Agent shall fail to do so, to perform or observe any such provision, in each case, pursuant to the Parent Agreement,
(v) the financial condition, operations, businesses or properties of FMC, FMCH, the Seller or the Transferor or (vi) the interests of the Purchaser and/or its assignees under the Transaction Documents.

          "MEDICAID" means the medical assistance program established by Title XIX of the Social Security Act (42 USC ss.ss.1396 ET SEQ.) and any statutes succeeding thereto.

          "MEDICAID REGULATIONS" means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid; (b) all state statutes and plans for medical assistance enacted in connection with such statutes and federal rules and regulations promulgated pursuant to or in connection with such statutes; and (c) all applicable provisions of all rules, regulations manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, HHS, HCFA, the office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law), in each case as may be amended, supplemented or otherwise modified from time to time.

          "MEDICARE" means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 USC ss.ss.1395 et seq.) and any statutes succeeding thereto.

          "MEDICARE REGULATIONS" means, collectively, (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting Medicare; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities (including, without limitation, HHS, HCFA, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with the foregoing (whether or not having the force of law), as each may be amended, supplemented or otherwise modified from time to time.

          "MOODY'S" means Moody's Investors Service, Inc.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Seller or any ERISA Affiliate of the Seller on behalf of its employees.

          "NET INVESTMENT" has the meaning specified in the TAA.

          "OBLIGOR" of any Receivable means (i) any Person obligated to make payments of such Receivable pursuant to a Contract and/or (ii) any Person owing any amount in respect of such Receivable, or in respect of any Related Security with respect to such Receivable, all such Persons referred to in any of clauses
(A), (B), (E), (F) and (G) below, and each Person referred to in any of clauses
(C) and (D) below, to be deemed for purposes of this Agreement to be one
Obligor:

               (A): all Persons owing Receivables or Related Security under the Medicare program.

               (B): all Persons owing Receivables or Related Security under the Medicaid program.

               (C): each Person which is an insurance company.

               (D): each Person which is a hospital or other health care provider.

               (E): all Persons, other than health care providers or Persons referred to in clause (A), (B), (C) or (D) above or clause (F) or (G) below, owing Receivables arising from the sale by NMC Medical Products, Inc. of services or merchandise.

               (F): all Persons owing Receivables or Related Security under the CHAMPUS/VA Program.

               (G): all Persons who receive the services or merchandise the sale of which results in Receivables that are not insured, guaranteed or otherwise supported in respect thereof by any of the Persons referred to in clauses (A) through (F) above, including any Person owing any amount in respect of Receivables by reason of insurance policy deductibles or co-insurance agreements or arrangements.

          "OFFICIAL BODY" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

          "ORIGINATING ENTITY" means any of the Seller and any Transferring Affiliate.

          "OTHER TRANSFEROR" means any Person other than the Purchaser that has entered into a receivables purchase agreement or transfer and administration agreement with the Company.

          "OUTSTANDING BALANCE" means, with respect to any Receivable at any time, the then outstanding principal amount thereof excluding any accrued and outstanding Finance Charges related thereto.

          "PARENT AGREEMENT" has the meaning specified in the TAA.

          "PARENT GROUP" means, collectively, FMC, FMCH, the Seller, the Originating Entities and their Subsidiaries and Affiliates (other than the Purchaser), and "PARENT GROUP MEMBER" means any such Person individually.

          "PERSON" means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency or any government.

          "POTENTIAL SELLER DEFAULT" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Seller Default.

          "PRIMARY PAYOR" means (i) each Obligor referred to in clauses (A),
(B), (E), (F) and (G) of the definition of "Obligor", (ii) collectively, all Obligors of the type referred to in clause (C) of the definition of "Obligor" and (iii) collectively, all Obligors of the type referred to in clause (D) of the definition of "Obligor".

          "PROCEEDS" means "proceeds" as defined in Section 9-306 (1) of the UCC.

          "PURCHASE" means, on any Business Day, the sale, assignment, contribution, transfer and/or other conveyance of Receivables, together with the Related Assets with respect thereto, from the Seller to the Purchaser in accordance with the terms of ARTICLE II hereof.

          "PURCHASE PRICE" means, with respect to any Purchase on any date, the aggregate price to be paid to the Seller in connection therewith, which shall be an amount equal to (i) the Outstanding Balance of the Receivables that are the subject of such Purchase, MINUS any Contractual Adjustments in respect of such Receivables, MULTIPLIED by (ii) the Purchase Price Percentage then in effect.

          "PURCHASE PRICE CREDIT" means a credit in favor of the Purchaser against the Purchase Price otherwise due and payable by the Purchaser hereunder.

          "PURCHASE PRICE PERCENTAGE" means 97%, or such other percentage as may be agreed from time to time by the Purchaser and the Seller and which would provide the Purchaser with a reasonable return on its Purchases hereunder after taking into account (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to the Purchaser of financing its investment in such Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Seller and the Purchaser may agree from time to time to change the Purchase Price Percentage based on changes in the items described in clauses (i) and (ii) above, PROVIDED that any change to the Purchase Price Percentage shall apply only prospectively and shall not affect the Purchase Price in respect of Purchases made prior to the date on which the Purchaser and the Seller agree to make such change.

          "PURCHASER" means NMC Funding Corporation, and its successors and permitted assigns.

          "RECEIVABLE" means the indebtedness of any Obligor owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated in the Transferring Affiliate Letter, the BMA Transfer Agreement or hereunder) to the Seller or any Transferring Affiliate under a Contract, whether constituting an account, chattel paper, instrument, insurance claim, investment property or general intangible, arising in connection with the sale or lease of merchandise or the rendering of services by an Originating

Entity, and includes the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto.

          "RECORDS" means all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to receivables and the related Obligors.

          "RELATED ASSETS" has the meaning specified in Section 2.1(a) hereof.

          "RELATED SECURITY" means with respect to any Receivable, all of the Seller's rights, title and interest in, to and under:

               (i) all of the Seller's or any Transferring Affiliate's interest, if any, in the merchandise (including returned or repossessed merchandise), if any, the sale of which gave rise to such Receivable;

               (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

               (iii) all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise, including, without limitation, insurance, guaranties and other agreements or arrangements under the Medicare program, the Medicaid program, state renal programs, CHAMPUS/VA, private insurance policies, and hospital and other health care programs and health care provider arrangements;

               (iv) all Records related to such Receivable;

               (v) all rights and remedies of the Seller (A) under the Transferring Affiliate Letter, together with all financing statements filed in connection therewith against the Transferring Affiliates and (B) under the BMA Transfer Agreement, together with all financing statements filed in connection therewith against BMA; and

               (vi) all Proceeds of any of the foregoing.

          "RESPONSIBLE OFFICER" means any of the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the Treasurer or an Assistant Treasurer of the Seller.

          "REVOLVING LOAN" has the meaning specified in Section 2.2(c).

          "SELLER" means National Medical Care, Inc., a Delaware corporation, and its successors and permitted assigns.

          "SELLER DEFAULT" has the meaning specified in Section 7.1.

          "SETTLEMENT DATE" means (i) the last Business Day of each calendar month with respect to the immediately preceding calendar month and (ii) any additional day designated by the Purchaser.

          "SOCIAL SECURITY ACT" means the Social Security Act, as amended from time to time, and the regulations promulgated and rulings and advisory opinions issued thereunder.

          "SPECIAL ACCOUNT" means a special depositary account maintained at a bank acceptable to the Agent for the purpose of receiving Collections, which account is in the name of either (i) the Originating Entity in respect of the Receivables giving rise to such Collections or (ii) a Designated Account Agent acting on behalf of such Originating Entity.

          "SPECIAL ACCOUNT BANK" means any of the banks holding one or more Special Accounts.

          "SPECIAL ACCOUNT LETTER" means a letter, in substantially the form of Exhibit D hereto, from an Originating Entity (or, if applicable, a Designated Account Agent) to any Special Account Bank, executed by such Originating Entity (or such Designated Account Agent) to such Special Account Bank.

          "STANDARD & POOR'S" or "S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill Companies, Inc.

          "SUBORDINATED NOTE" has the meaning specified in SECTION 2.2(d) hereof.

          "SUBSIDIARY" of a Person means any Person more than 50% of the outstanding voting interests of which shall at any time be owned or controlled, directly or indirectly, by such Person or by one or more Subsidiaries of such Person or any similar business organization which is so owned or controlled.

          "TAA" means that certain Transfer and Administration Agreement of even date herewith among the Purchaser, as "Transferor", the Seller, as the initial "Collection Agent" thereunder, the Company, the Bank Investors and the Agent, as the same may from time to time be amended, restated, supplemented or otherwise modified.

          "TERMINATION DATE" means the date, occurring after the "Termination Date" under the TAA, which the parties hereto agree shall be the Termination Date for purposes of this Agreement.

          "TRANSACTION DOCUMENTS" has the meaning specified in the TAA.

          "TRANSFERRING AFFILIATE" means a company specified on Exhibit J, as such Exhibit may be amended from time to time as provided in Section 2.7; PROVIDED, HOWEVER, that no such company shall be a Transferring Affiliate from and after the occurrence of any Event of Bankruptcy by or with respect thereto unless any Receivables that arose from sales by such company exist on such date, in which case such company shall continue to be a Transferring Affiliate until the respective Outstanding Balances of all such Receivables shall have been reduced to zero; and provided further that, solely with respect to the Receivables and Related Security transferred by it to the Seller pursuant to the BMA Transfer Agreement, BMA shall constitute a "Transferring Affiliate" hereunder.

          "TRANSFERRING AFFILIATE LETTER" means, collectively, the respective letters, in each case in substantially the form of Exhibit I hereto, from the Transferring Affiliates (other than BMA) to the Agent, the Purchaser and the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Purchaser and the Agent.

          "UCC" means, with respect to any state, the Uniform Commercial Code as from time to time in effect in such state.

          "U.S." or "UNITED STATES" means the United States of America.

          "US GOVERNMENT OBLIGOR" means any Obligor that is the government of the United States, or any subdivision or agency thereof the obligations of which are supported by the full faith and credit of the United States, and shall include any Obligor referred to in clause (A), (B) or (F) of the definition of "Obligor".

          "VOTING STOCK" means, with respect to any Person, capital stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          SECTION 1.2. OTHER TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in
Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

          SECTION 1.3. COMPUTATION OF TIME PERIODS. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each means "to but excluding", and the word "within" means "from and excluding a specified date and to and including a later specified date".




                                   ARTICLE II

                            PURCHASE AND SETTLEMENTS

                  SECTION 2.1. PURCHASES OF RECEIVABLES; AGREEMENT TO PURCHASE.
(a) Subject to the terms and conditions hereinafter set forth, the Purchaser hereby purchases from the Seller, and the Seller hereby sells, transfers, assigns and otherwise conveys to the Purchaser, all of the Seller's right, title and interest in and to each and every Receivable existing as of the Closing Date as well as each and every Receivable which may arise at any time thereafter until the Termination Date, together, in each case, with the Related Security, Collections and Proceeds with respect thereto (such Related Security, Collections and Proceeds, collectively, the "RELATED ASSETS"). All of the Seller's right, title and interest in and to all Receivables and the Related Assets with respect thereto arising on each day prior to the Termination Date shall, without further action of any type being required on the part of the Purchaser or the Seller (and notwithstanding any delay in making payment of the Purchase Price therefor, or any delay in making any notation reflecting payment of such Purchase Price), be automatically transferred on such day to the Purchaser, whereupon the Purchaser shall have the obligation to pay the Purchase Price in respect thereof in the manner, at the time and otherwise in accordance with the terms specified in this Agreement. Prior to paying the Purchase Price hereunder in respect of any Purchase, the Purchaser may request of the Seller, and the Seller shall deliver, such approvals, opinions, information, reports or documents as the Purchaser may reasonably request.

                           (b) It is the intention of the parties hereto that
each Purchase of Receivables made hereunder shall constitute a true sale of such Receivables and the

Related Assets with respect thereto (including, in the case of Receivables, a "sale of accounts," as such term is used in Article 9 of the UCC), which sales shall, in each case, be absolute and irrevocable and provide the Purchaser with the full benefits of ownership of such Receivables and Related Assets. Except for the Purchase Price Credits owed pursuant to Section 2.3 hereof, each sale of Receivables by the Seller to the Purchaser is made without recourse to the Seller; PROVIDED, HOWEVER, that (i) the Seller shall be liable to the Purchaser for all representations, warranties and covenants made by the Seller pursuant to the terms of this Agreement or any other Transaction Document, and (ii) such sale does not constitute and is not intended to result in an assumption by the Purchaser of any obligation of the Seller, any Transferring Affiliate or any other Person arising under or in connection with the Receivables, the Related Assets and/or the related Contracts. In view of the intention of the parties hereto that the Purchases of Receivables made hereunder shall constitute sales of such Receivables rather than a loan secured by such Receivables, the Seller agrees on or prior to the date hereof to mark its master data processing records relating to the Receivables with a legend, acceptable to the Purchaser, evidencing that the Purchaser has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to the Purchaser.

                           (c) Notwithstanding any other provision of this
Agreement to the contrary, no Purchases shall be made hereunder from and after the time of any Event of Bankruptcy with respect to the Seller or the Purchaser.

                  SECTION 2.2. PAYMENT FOR THE PURCHASES. (a) The Purchase Price for the initial Purchase of Receivables hereunder shall be payable in full by the Purchaser to the Seller, and shall be paid to the Seller in the following manner on the date of such initial Purchase: (i) by the issuance of equity in the manner contemplated in that certain Stockholder and Subscription Agreement dated as of August 28, 1997 between the Seller and the Purchaser and having a value of not less than the greater of (A) $5,000,000 or (B) three percent (3.00%) of the Net Investment outstanding at such time under the TAA, after giving effect to such sale under the TAA, (ii) by delivery of immediately available funds, to the extent of funds made available to the Purchaser in connection with its subsequent sale of an interest in such Receivables to the Agent (on behalf of the Company or the Bank Investors, as applicable) under the TAA and (iii) the balance, with the proceeds of a Revolving Loan. The Purchase Price for each Purchase after the initial Purchase shall be payable in full by the Purchaser to the Seller or its designee on the date of such Purchase, EXCEPT that the Purchaser may, with respect to any such Purchase, offset against such Purchase Price any amounts owed by the Seller to the Purchaser hereunder and which have become due but remain unpaid.

                           (b) If on any date the amount of cash available to
the Purchaser to pay for the Purchases of Receivables to be made on such date is less the Purchase Price owing therefor, the Purchaser shall, with notice to the Seller, pay such remaining part of the Purchase Price by borrowing from the Seller a revolving loan (each a "REVOLVING LOAN"), and the Seller, subject to the remaining provisions of this paragraph, irrevocably agrees to advance, and shall be deemed to have advanced, a Revolving Loan in the amount so specified by the Purchaser; PROVIDED, HOWEVER, that no such Revolving Loan shall be made to the Purchaser, if, after giving effect thereto, either (i) the aggregate outstanding amount of the Revolving Loans would exceed the aggregate Outstanding Balance of the Eligible Receivables MINUS the aggregate Net Investment outstanding at such time under the TAA or (ii) the Purchaser's net worth would be less than the greater of (A) $5,000,000 or (B) three percent (3.00%) of the aggregate Net Investment outstanding at such time under the TAA. The Revolving Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of, a promissory note in the form of Exhibit E hereto (the "SUBORDINATED NOTE") and shall be payable solely from funds which the Purchaser is not required under the TAA to set aside for the benefit of, or otherwise pay over to, the Agent, the Company and/or the Bank Investors.

                           (c) In the case of any Purchase subsequent to the
initial Purchase, if the Purchaser has insufficient funds to pay in full the applicable Purchase Price therefor (after taking into account the proceeds received from any Transfers under the TAA and the proceeds of Revolving Loans made hereunder), then the Seller shall be deemed to have contributed to the capital of the Purchaser Receivables having a Purchase Price equal to the otherwise unpaid portion of the total Purchase Price owed on such day.

                           (d) The respective Purchase Prices for the Purchases
made during any calendar month shall be settled on a monthly basis on the Settlement Date occurring in the succeeding calendar month, such settlement to be made based on the information contained in the Investor Report in respect of such calendar month. With respect to any such settlement, each adjustment to the outstanding balance of the Subordinated Note made pursuant to this Article II and each capital contribution made by the Seller to the Purchaser pursuant to this Article II shall be deemed to have occurred and shall be effective as of the last Business Day of the calendar month to which such settlement relates. Notwithstanding the foregoing, to the extent the Purchaser receives either Collections or proceeds from any Incremental Transfers, which, in either case, it is not required to hold in trust for, or remit to, the Agent, the Company and/or any of the Bank Investors pursuant to the TAA, then the Purchaser shall remit such funds to the Seller (net of any funds needed to pay existing expenses of the Purchaser which are then accrued and unpaid) in the following order of application: FIRST to pay the Purchase Price for any Receivables Purchased from the Seller; and SECOND to pay amounts owed by the Purchaser to the Seller under the Subordinated Note; PROVIDED, that if on any Settlement Date it is determined that the aggregate amount of funds so remitted by the Purchaser to the Seller during any calendar month exceeded the aggregate of the amounts described in clauses FIRST and SECOND above due and payable by the Purchaser to the Seller during such calendar month, such excess funds shall be returned forthwith by the Seller to the Purchaser.

                  SECTION 2.3. PURCHASE PRICE CREDIT ADJUSTMENTS. (a) If on any day the Outstanding Balance of a Receivable is either (x) reduced as a result of any defective, rejected or returned merchandise or services, any discount, credit, Contractual Adjustment, rebate, dispute, warranty claim, repossessed or returned goods, chargeback, allowance, any billing adjustment or other adjustment, or (y) reduced or canceled as a result of a setoff or offset in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Purchaser shall be entitled to a Purchase Price Credit in an amount equal to the full amount of such reduction or cancellation. In addition, if on any day any representation or warranty contained in Article III with respect to any Receivable is not true when made or deemed made, the Purchaser shall be entitled to a Purchase Price Credit in an amount equal the Outstanding Balance of such Receivable. If any Purchase Price Credit to which the Purchaser is entitled pursuant to this SECTION 2.3 exceeds the Purchase Price of the Receivables to be sold hereunder on any date, then the Seller shall pay the remaining amount of such Purchase Price Credit to the Purchaser in cash on the next succeeding Business Day; PROVIDED that, if the Termination Date has not occurred, the Seller shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note.

                           (b) Any payment by an Obligor in respect of any
indebtedness owed by it to the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Purchaser, be applied as a Collection of any Receivable of such Obligor which was included in a Purchase hereunder (starting with the oldest such Receivable) before being applied to any other receivable or other indebtedness of such Obligor.

                  SECTION 2.4. PAYMENTS AND COMPUTATIONS, ETC. All amounts to be paid or deposited by the Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in immediately available funds. The Seller shall, to the extent permitted by law, pay to the Purchaser, upon demand, interest on all amounts not paid or deposited when due hereunder at a rate equal to 2% per annum plus the Base Rate. All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Purchaser of amounts payable by the Seller hereunder shall be binding upon the Seller absent manifest error.

                  SECTION 2.5. TRANSFER OF RECORDS TO PURCHASER. (a) In connection with the Purchases of Receivables hereunder, the Seller hereby sells, transfers, assigns and otherwise conveys to the Purchaser all of the Seller's right and title to and interest in the Records relating to all Receivables included in any Purchase hereunder, without the need for any further documentation in connection with any such Purchase. In connection with such transfer, the Seller hereby grants to each of the Purchaser and the Collection Agent (including, without limitation, any successor Collection Agent appointed in accordance with the TAA) an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software now or hereafter used by the Seller to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by the Seller or is owned by others and used by the Seller under license agreements with respect thereto (the "Software"). As of the date hereof, with respect to all Software now existing, either (i) no consent by any licensor of the Seller to such grant is required, (ii) if any such consent is required, such consent has been obtained, or (iii) the data administered and managed with the use of such Software is in a form such that other types of software that are generally available may be used to administer and manage such data in the same fashion as then being administered and managed with the applicable Software. If after the date hereof the consent by any licensor of the Seller to such grant shall be required, the Seller shall promptly obtain such consent. The license granted hereby shall be irrevocable, and shall not expire until the date on which this Agreement shall terminate in accordance with its terms.

                           (b) The Seller shall take such action requested by
the Purchaser and/or the Agent, from time to time hereafter, that may be reasonably necessary or appropriate to ensure that the Purchaser (and its assignees) has (i) an enforceable ownership interest in the Records relating to the Receivables purchased from the Seller hereunder and (ii) an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

                  SECTION 2.6. PROTECTION OF OWNERSHIP INTEREST OF THE PURCHASER. (a) The Seller agrees that it will, and will cause each Transferring Affiliate to, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Purchaser or the Agent may reasonably request in order to perfect or protect the ownership interest of the Purchaser in the Receivables and Related Assets with respect thereto or to enable the Purchaser to exercise or enforce any of its rights and remedies hereunder. Without limiting the foregoing, the Seller will, upon the request of the Purchaser or the Agent, in order to accurately reflect this purchase and sale transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof as may be requested by the Purchaser or the Agent. The Seller shall, upon request of the Purchaser or the Agent, obtain such additional search reports as the Purchaser or the Agent shall request. To the fullest extent permitted by applicable law, each of the Purchaser and the Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Seller's signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Seller shall not, and shall not permit any Transferring Affiliate to, change its respective name, identity or corporate structure (within the meaning of Section 9-402(7) of the UCC as in effect in any applicable state) nor relocate its respective chief executive office or any office where Records are kept unless it shall have: (i) given each of the Purchaser and the Agent at least thirty (30) days prior notice thereof and (ii) prepared at Seller's expense and delivered to each of the Purchaser and the Agent all financing statements, instruments and other documents necessary to preserve and protect the Purchaser's ownership interest in the Receivables and the Related Assets with respect thereto or requested by the Purchaser or the Agent in connection with such change or relocation. Any filings under the UCC or otherwise that are occasioned by such change in name or location shall be made at the expense of the Seller.

                           (b) In addition and without limiting the authority of
the Purchaser or the Agent set forth in subsection (a) above, but subject to subsection (c) below, the Seller shall, and shall cause each Transferring Affiliate to, instruct any or all of the Special Account Banks (which instructions shall be maintained in full force and effect) to transfer directly to the Concentration

Account all Collections from time to time on deposit in the applicable Special Accounts on a daily basis in accordance with the terms set forth in the applicable Special Account Letter. In the event the Seller shall at any time determine, for any of the reasons described in subsection (c) below, that the Seller or any Transferring Affiliate shall be unable to comply fully with the requirements of this subsection (b), the Seller shall promptly so advise the Purchaser and the Agent, and the Purchaser, the Agent and the Seller shall commence discussions with a view toward implementing an alternative arrangement therefor satisfactory to the Purchaser and the Agent.

                           (c) Anything to the contrary herein notwithstanding,
all Medicare or Medicaid payments which are made by an Obligor with respect to any Receivables shall be collected from such Obligor only by (i) the applicable Originating Entity or (ii) an agent of such Originating Entity, EXCEPT to the extent that an Obligor may be required to submit any such payments directly to a Person other than such Originating Entity pursuant to a court-ordered assignment which is valid, binding and enforceable under applicable federal and state Medicare Regulations and Medicaid Regulations; and neither this Agreement nor any other Transaction Document shall be construed to permit any other Person, in violation of applicable Medicare Regulations or Medicaid Regulations to collect or receive, or to be entitled to collect or receive, any such payments prior to such Originating Entity's or such agent's receipt thereof.

                  SECTION 2.7. ADDITIONAL TRANSFERRING AFFILIATES. (a) If (i) one or more direct or indirect wholly-owned subsidiaries of the Seller (other than the Transferring Affiliates) now owned or hereafter acquired, is primarily engaged in the same business as is conducted on the date hereof by the Seller and the Transferring Affiliates or (ii) the Seller reorganizes its corporate structure such that facilities generating Receivables on the date hereof (or acquired as contemplated by clause (i)) are owned by one or more additional wholly-owned subsidiaries of the Seller, any or all of the wholly-owned subsidiaries referred to in clauses (i) and (ii) may, following 30-days' prior written notice by the Seller to the Purchaser and the Agent and with the prior written consent of the Purchaser and the Agent

(which consent shall not be unreasonably withheld or delayed), become Transferring Affiliates under this Agreement upon delivery to the Purchaser and the Agent of (x) counterparts of the Transferring Affiliate Letter duly executed by such subsidiary or subsidiaries and (y) the documents relating to such subsidiary or subsidiaries of the kind delivered by or on behalf of the Transferring Affiliates (other than BMA) pursuant to Section 4.1, together with such other instruments, documents and agreements as either the Purchaser or the Agent may reasonably request in connection therewith.

                           (b) Upon the addition of any wholly-owned subsidiary
of the Seller as a Transferring Affiliate pursuant to subsection (a) above, the provisions of this Agreement, including Exhibit J, shall, without further act or documentation, be deemed amended to apply to such subsidiary to the same extent as the same apply to the Transferring Affiliates as of the date hereof and the term "Transferring Affiliate" in this Agreement shall mean and refer to such subsidiary as well as each then existing Transferring Affiliate.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser that:

                           (a) CORPORATE EXISTENCE AND POWER. The Seller is a
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Seller is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

                           (b) CORPORATE AND GOVERNMENTAL AUTHORIZATION;
CONTRAVENTION. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party are within the Seller's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Section 2.6 hereof), and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation (including, without limitation, any CHAMPUS/VA Regulation, any Medicaid Regulation or any Medicare Regulation) or of the Certificate of Incorporation or By-laws of the Seller or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Seller or result in the creation or imposition of any Adverse Claim on the assets of the Seller or any of its Subsidiaries (except as contemplated by Section 2.6 hereof).

                           (c) BINDING EFFECT. Each of this Agreement and the
other Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

                           (d) PERFECTION. Immediately preceding each Purchase
hereunder, the Seller shall be the owner of all of the Receivables included in such Purchase, free and clear of all Adverse Claims. On or prior to each Purchase hereunder, all financing statements and other documents required to be recorded or filed, or notices to Obligors required to be given, in order to perfect and protect the ownership interest of the Purchaser against all creditors of and purchasers from the Seller will have been duly given to such Obligors or filed in each filing office necessary for such purpose, as applicable, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

                           (e) ACCURACY OF INFORMATION. All information
heretofore furnished by the Seller (including, without limitation, each Investor Report (to the extent such Investor Report is prepared by the Seller or any other

Parent Group Member or contains any information supplied by the Seller or any such Parent Group Member), any reports delivered pursuant to Section 6.5 and the Seller's financial statements) to the Purchaser, the Company, any Bank Investor, the Agent or the Administrative Agent for purposes of or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller to the Purchaser, the Company, any Bank Investor, the Agent or the Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

                           (f) TAX STATUS. The Seller has filed all tax returns
(federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges.

                           (g) ACTION, SUITS. Except as set forth in Exhibit F
hereof, there are no actions, suits or proceedings pending, or to the knowledge of the Seller threatened, in or before any court, arbitrator or other body, against or affecting (i) the Seller or any of its properties or (ii) any Affiliate of the Seller or its respective properties, which may, in the case of proceedings against or affecting any such Affiliate, individually or in the aggregate, have a Material Adverse Effect.

                           (h) USE OF PROCEEDS. No proceeds of any Purchase will
be used by the Seller to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

                           (i) PLACE OF BUSINESS. The principal place of
business and chief executive office of the Seller are located at the address of the Seller indicated in Section 9.3 hereof and the offices where the Seller keeps substantially all its Records, are located at the address(es) described on Exhibit G or such other locations notified to the Purchaser and the Agent in accordance with Section 2.6 hereof in jurisdictions where all action required by
Section 2.6 hereof has been taken and completed. The principal place of business and chief executive office of each Transferring Affiliate are located at the address of such Transferring Affiliate indicated in Exhibit J hereof and the offices where the each Transferring Affiliate keeps substantially all its Records, are located at the address(es) specified on Exhibit J with respect to such Transferring Affiliate or such other locations notified to the Purchaser and the Agent in accordance with Section 2.6 hereof in jurisdictions where all action required by Section 2.6 hereof has been taken and completed.

                           (j) GOOD TITLE. Upon each Purchase, the Purchaser
shall acquire all legal and equitable title to, and a valid and perfected first priority ownership interest in, each Receivable that exists on the date of such Purchase and in the Related Security, Collections and other Proceeds with respect thereto free and clear of any Adverse Claim.

                           (k) TRADENAMES, ETC. As of the date hereof: (i) the
Seller's chief executive office is located at the address for notices set forth in Section 9.3 hereof; (ii) the Seller has no subsidiaries or divisions other than those listed on Exhibit H hereto; (iii) the Seller has, within the last five (5) years, not operated under any tradename, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except, in each case, as disclosed on Exhibit H hereto; and (iv) none of the Transferring Affiliates has, within the last five
(5) years, operated under any tradename or, within the last five (5) years, changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except in each case as disclosed on Exhibit J.

                           (l) NATURE OF RECEIVABLES. Each Receivable purchased
by, or otherwise transferred to, the Purchaser hereunder shall be an "eligible asset" as defined in Rule 3a-7 under the Investment Company Act, of 1940, as amended, and, except as otherwise disclosed in writing on or prior to the date of such purchase or transfer, shall be an Eligible Receivable as of such date.

                           (m) AMOUNT OF RECEIVABLES. As of July 31, 1997, the
aggregate Outstanding Balance of the Receivables in existence and the Net Receivable Balance (as defined in the TAA) were not less than the respective amounts certified as such in (i) the Investor Report dated as of the date hereof and provided to the Agent or (ii) the Investor Report delivered after the date hereof in accordance with Section 4.2(a) of the TAA.

                           (n) CREDIT AND COLLECTION POLICY. Since July 10,
1997, there have been no material changes in the Credit and Collection Policy other than as permitted hereunder. Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.


                           (o) COLLECTIONS AND SERVICING. Since July 10, 1997,
there has been no material adverse change in the ability of the Collection Agent (to the extent it is the Seller or any other Parent Group Member) to service and collect the Receivables.

                           (p) NO SELLER DEFAULT. No event has occurred and is
continuing and no condition exists which constitutes a Seller Default or a Potential Seller Default.

                           (q) NOT AN INVESTMENT COMPANY. The Seller is not, and
is not controlled by, an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

                           (r) ERISA. Each of the Seller and its ERISA
Affiliates is in compliance in all material respects with ERISA and no lien exists in favor of the Pension Benefit Guaranty Corporation on any of the Receivables.

                           (s) SPECIAL ACCOUNT BANKS. The names and addresses of
all the Special Account Banks (and, if applicable, the Designated Account Agents in respect thereof), together with the account numbers of the Special Accounts at such Special Account Banks, are specified in Exhibit C hereto (or at such other Special Account Banks, with such other Special Accounts or with such other Designated Account Agents as have been notified to the Purchaser and the Agent in accordance with Section 5.2(e)). Neither the Seller nor any Transferring Affiliate has granted to any Person dominion and control over any Special Account, or the right to take dominion and control over any Special Account at a future time or upon the occurrence of a future event and each Special Account is otherwise free and clear of any Adverse Claim.

                           (t) BULK SALES. No transaction contemplated hereby
requires compliance with any bulk sales act or similar law.

                           (u) PREFERENCE; VOIDABILITY (THIS AGREEMENT). With
respect to each Receivable transferred to the Purchaser under this Agreement, the Purchaser has given reasonably equivalent value to the Seller in consideration for such transfer of such Receivable and the Related Assets with respect thereto, no such transfer has been made for or on account of an antecedent debt owed by the Seller to the Purchaser and no such transfer is or may be voidable under any Section of the Bankruptcy Code.

                           (v) TRANSFERS BY TRANSFERRING AFFILIATES. With
respect to each Receivable, and Related Security, if any, with respect thereto, originally owed to any Transferring Affiliate, the Seller (i) purchased such Receivable and Related Security from such Transferring Affiliate under the Transferring Affiliate Letter or from BMA under the BMA Transfer Agreement, such purchase being deemed to have been made on the date such Receivable was created (or on the Closing Date, in the case of a Receivable outstanding such date),
(ii) by the last Business Day of the month following the month in which such purchase was so made, paid to the applicable Transferring Affiliate in cash or by way of a credit to such Transferring Affiliate in the appropriate intercompany account, an amount equal to the face amount of such Receivable and
(iii) settled from time to time each such credit, by way of payments in cash, or by way of credits in amounts equal to cash expended, obligations incurred or the value of services or property provided by or on behalf of the Seller, in each case for the benefit of such Transferring Affiliate, to the account of such Transferring Affiliate in accordance with the Seller's and such Transferring Affiliate's cash management and accounting policies.

                           (w) PREFERENCE; VOIDABILITY (TRANSFERRING
AFFILIATES). The Seller shall have given reasonably equivalent value to each Transferring Affiliate in consideration for the transfer to the Seller of the

Receivables and Related Security from such Transferring Affiliate, and each such transfer shall not have been made for or on account of an antecedent debt owed by such Transferring Affiliate to the Seller and no such transfer is or may be voidable under any Section of the Bankruptcy Code.

                           (x) OWNERSHIP. FMC owns, directly or indirectly, all
of the issued and outstanding common stock of (and such stock comprises more than 80% of the Voting Stock of) FMCH, free and clear of any Adverse Claim except to the extent such stock is pledged in connection with the Bank Revolver. All of the issued and outstanding stock of each Originating Entity is owned directly or indirectly by FMCH, free and clear of any Adverse Claim except to the extent such stock is pledged in connection with the Bank Revolver. All of the issued and outstanding stock of the Purchaser is owned by the Seller, free and clear of any Adverse Claim.

                           (y) REPRESENTATIONS AND WARRANTIES OF THE
TRANSFERRING AFFILIATES. Each of the representations and warranties of the Transferring Affiliates set forth in the Transferring Affiliate Letter and each of the representations and warranties of BMA set forth in the BMA Transfer Agreement are true and correct in all material respects and the Seller hereby remakes all such representations and warranties for the benefit of the Purchaser.

                  Any document, instrument, certificate or notice delivered to the Purchaser (or any of its assignees) hereunder shall be deemed a representation and warranty by the Seller.

                  SECTION 3.2. REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES BY THE SELLER. On each day that a Purchase is made hereunder, the Seller, by accepting the proceeds of such Purchase, shall be deemed to have certified that all representations and warranties described in Section 3.1 hereof are correct on and as of such day as though made on and as of such day.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

                  SECTION 4.1. CONDITIONS PRECEDENT TO CLOSING. The effectiveness of this Agreement is subject to the conditions precedent that (i) the Purchaser shall have received copies of each of the documents, instruments, certificates and opinions described in Section 4.1 of the TAA and (ii) each of the conditions precedent to the execution, delivery and effectiveness of the TAA shall have been satisfied and/or waived in accordance with the terms thereof.

                  SECTION 4.2. CONDITIONS PRECEDENT TO PURCHASES. The obligation of the Purchaser to make a Purchase on any Business Day is subject to the conditions precedent that:

                  (a) the Seller shall have delivered to the Purchaser, in form and substance satisfactory to the Purchaser, all reports required to have been delivered by it pursuant to Section 6.5, together with such additional information as may be reasonably requested by the Purchaser; and

                  (b) the representations and warranties set forth in Article III shall be true and correct on and as of the date of such Purchase as though made on and as of such date, both before and after giving effect to such Purchase and the application of the proceeds therefrom.

                  By accepting the proceeds of any Purchase, the Seller shall be deemed to have represented and warranted that the foregoing conditions precedent are satisfied.

                  Notwithstanding any failure or inability of the Seller to satisfy any of the foregoing conditions precedent on any date in respect of any Purchase, title to the Receivables and the Related Assets with respect thereto included in such Purchase shall vest in the Purchaser without any action required on the part of the Purchaser (but without impairment of its obligation to pay the Purchase Price in respect thereof in accordance with the terms of this Agreement), and the Purchaser (as owner of such Receivables) shall have a claim against the Seller arising in respect of the representations and warranties made by the Seller in connection with such Purchase.


                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.1. AFFIRMATIVE COVENANTS OF SELLER. At all times from the date hereof to the Collection Date, unless each of the Purchaser and the Agent shall otherwise consent in writing:

                           (a) FINANCIAL REPORTING. The Seller will, and will
cause each of the Transferring Affiliates to, maintain, for itself and each of its respective Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to each of the Purchaser and the Agent:

                           (i) ANNUAL REPORTING. As soon as available and in any event within 105 days after the close of the fiscal year of the Seller, a company-prepared consolidated balance sheet of the Seller and its Subsidiaries as of the end of such fiscal year and the related company-prepared consolidated statements of income and retained earnings for such fiscal year.

                           (ii) QUARTERLY REPORTING. As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of the Seller, a company-prepared consolidated balance sheet of the Seller and its Subsidiaries as of the end of such quarter and the related company-prepared consolidated statements of income and retained earnings for such quarterly period.

                           In the case of each of the financial statements required to be delivered under clause (i) or (ii) above, such financial statement shall set forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable (but not for any period prior to the Closing

         Date), in each case subject to normal recurring year-end audit adjustments. Each such financial statement shall be prepared in accordance with GAAP consistently applied.

                           (iii) COMPLIANCE CERTIFICATE. Together with the financial statements required hereunder, a compliance certificate signed by a Responsible Officer stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the applicable Person and (y) to the best of such Person's knowledge, no Seller Default or Potential Seller Default exists, or if any Seller Default or Potential Seller Default exists, stating the nature and status thereof.

                           (iv) NOTICE OF SELLER DEFAULT OR POTENTIAL SELLER DEFAULT. As soon as possible and in any event within two (2) days (or the next Business Day thereafter if such day is not a Business Day) after the occurrence of each Seller Default or each Potential Seller Default, a statement of a Responsible Officer setting forth details of such Seller Default or Potential Seller Default and the action which the Seller proposes to take with respect thereto.

                           (v) CHANGE IN CREDIT AND COLLECTION POLICY AND DEBT RATINGS. Within ten (10) days after the date any material change in or amendment to any provision of the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment.

                           (vi) CREDIT AND COLLECTION POLICY. Within ninety (90) days after the close of each of the Seller's fiscal years, a complete copy of the Credit and Collection Policy then in effect.

                           (vii) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Seller or any ERISA Affiliate of the Seller files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty

         Corporation or the U.S. Department of Labor or which the Seller or any ERISA Affiliates of the Seller receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor.

                           (viii) NOTICES UNDER TRANSACTION DOCUMENTS. Forthwith upon its receipt thereof, a copy of each notice, report, financial statement, certification, request for amendment, directive, consent, waiver or other modification or any other writing issued under or in connection with any other Transaction Document by any party thereto (including, without limitation, by the Seller).

                           (ix) INVESTIGATIONS AND PROCEEDINGS. Unless prohibited by either (i) the terms of the subpoena, request for information or other document referred to below, (ii) law (including, without limitation, rules and regulations) or (iii) restrictions imposed by the U.S. federal or state government or any agency or instrumentality thereof and subject to the Agent's execution of a confidentiality agreement in form and substance satisfactory to both the Seller and the Agent, as soon as possible and in any event (A) within five Business Days after any Originating Entity receives any subpoena, request for information, or any other document relating to any possible violation by any Originating Entity of, or failure by any Originating Entity to comply with, any rule, regulation or statute from HHS or any other governmental agency or instrumentality, notice of such receipt and, if requested by the Purchaser or the Agent, the information contained in, or copies of, such subpoena, request or other document, and (B) periodic updates and other management reports relating to the subpoenas, requests for information and other documents referred to in clause (A) above as may be reasonably requested by the Purchaser or the Agent unless such updates or requests could reasonably be deemed a contravention or waiver of any available claim of legal privilege, or would otherwise materially impair available defenses, of any Originating Entity.

                           (x) OTHER INFORMATION. Such other information (including non-financial information) as the Purchaser or the Agent may from time to time reasonably request with respect to the Seller, any party to the Parent Agreement, any Transferring Affiliate or any Subsidiary of any of the foregoing.

                           (b) CONDUCT OF BUSINESS. The Seller (i) will carry on
and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and (ii) will cause each other Originating Entity to do each of the foregoing in respect of such Originating Entity.

                           (c) COMPLIANCE WITH LAWS. The Seller will, and will
cause each other Originating Entity to, comply with all laws, rules and regulations (including, without limitation, all CHAMPUS/VA Regulations, Medicaid Regulations and Medicare Regulations), and all orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

                           (d) FURNISHING OF INFORMATION AND INSPECTION OF
RECORDS. The Seller will, and will cause each other Originating Entity to, furnish to each of the Purchaser and the Agent from time to time such information with respect to the Receivables as the Purchaser or the Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Receivable. The Seller will, and will cause each other Originating Entity to, at any time and from time to time during regular business hours permit the Purchaser, the Agent, or any of their respective agents or representatives, (i) to examine and make copies of and take abstracts from Records and (ii) to visit the offices and properties of the Seller or such other Originating Entity, as applicable, for the purpose of examining such Records, and to discuss matters relating to Receivables or the Seller's or such other Originating Entity's performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Seller or such other Originating Entity, as applicable, having knowledge of such matters; PROVIDED, HOWEVER, that the Purchaser acknowledges that in exercising the rights and privileges conferred in this Section 5.1(d) it or its agents or representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records ("Confidential Information") identified to it in writing as being of a confidential nature or in which the Seller or another Originating Entity has a proprietary interest. The Purchaser agrees that all such Confidential Information so obtained by it is to be regarded as confidential information and that such Confidential Information may be subject to laws, rules and regulations regarding patient confidentiality, and agrees that (x) it shall retain in confidence, and shall ensure that its agents and representatives retain in confidence, and will not disclose, any of such Confidential Information without the prior written consent of the Seller and (y) it will not, and will ensure that its agents and representatives will not, make any use whatsoever (other than for purposes of this Agreement) of any of such Confidential Information without the prior written consent of the Seller; PROVIDED, HOWEVER, that such Confidential Information may be disclosed to the extent that such Confidential Information
(i) may be or becomes generally available to the public (other than as a breach of this Section 5.1(d)), (ii) is required or appropriate in response to any summons or subpoena in connection with any litigation or (iii) is required by law to be disclosed; and PROVIDED, FURTHER, HOWEVER, that such Confidential Information may be disclosed to (A) the Agent, the Company, any Bank Investor, the Credit Support Provider and the Liquidity Provider, subject to the terms of
Section 5.1(d) of the TAA, (B) the Agent's or any such Person's legal counsel, auditors and other business advisors, (C) any such Person's government regulators and (D) the Company's rating agencies, PROVIDED that the Person making such disclosure shall advise each recipient thereof referred to in clauses (A), (B), (C) and (D) above that such Confidential Information is to be regarded and maintained as confidential information and that the Agent has agreed to keep confidential such Confidential Information as provided in clauses
(x) and (y) above.

                           (e) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The
Seller will, and will cause each other Originating Entity to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Seller will, and will cause each other Originating Entity to, give each of the Purchaser and the Agent notice of any material change in the administrative and operating procedures of the Seller or such other Originating Entity, as applicable, referred to in the previous sentence.

                           (f) PERFORMANCE AND COMPLIANCE WITH RECEIVABLES AND
CONTRACTS. The Seller, at its expense, will, and will cause each other Originating Entity to, timely and fully perform and comply with all material provisions, covenant and other promises required to be observed by the Seller or such other Originating Entity under the Contracts related to the Receivables.

                           (g) CREDIT AND COLLECTION POLICIES. The Seller will,
and will cause each other Originating Entity to, comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

                           (h) SPECIAL ACCOUNTS. The Seller shall, and shall
cause each other Originating Entity to (i) establish and maintain Special Accounts with Special Account Banks, or to engage a Designated Account Agent to maintain a Special Account with a Special Account Bank on its behalf, (ii) instruct all Obligors to cause all Collections to be deposited directly into a Special Account, (iii) report on each banking day to the Concentration Account Bank, the amount of all Collections on deposit on such banking day in the Special Accounts at each Special Account Bank and (iv) instruct (or cause the applicable Designated Account Agent to instruct) each Special Account Bank to transfer to the Concentration Account prior to the close of business on such banking day all Collections on deposit during such banking day in the Special Accounts at such Special Account Bank; PROVIDED, HOWEVER, that if the Collections on deposit in any Special Account during such banking day shall be less than $5,000.00 (the "Minimum Amount"), the Special Account Bank shall transfer such Collections to the Concentration Account on the next succeeding banking day on which Collections in such Special Account first exceed the Minimum Amount. With respect to any Special Account that is located at or maintained by a Bank Investor, the Seller shall, by not later than the date that occurs six months after the Closing Date, (i) close, or cause the applicable Originating Entity to close, such Special Account and (ii) instruct, and cause each other Originating Entity to instruct, all Obligors theretofore remitting payments to such Special Account to remit all future payments on Receivables and Related Security to a Special Account located at and maintained by a financial institution that is not a Bank Investor.

                           (i) COLLECTIONS RECEIVED. The Seller shall, and shall
cause each other Originating Entity to, segregate and hold in trust, and deposit, immediately, but in any event not later than the day that occurs forty-eight (48) hours of its receipt thereof (or, if such day is not a Business Day, the next Business Day following such receipt) to the Concentration Account all Collections received from time to time by the Seller or such other Originating Entity, as the case may be.

                           (j) SALE TREATMENT. The Seller will not, and will not
permit any Transferring Affiliate to, account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by this Agreement, the Transferring Affiliate Letter or the BMA Transfer Agreement in any manner other than as a sale of Receivables by the Seller to the Purchaser or by the applicable Transferring Affiliate to the Seller, as applicable. In addition, the Seller shall, and shall cause each Transferring Affiliate to, disclose (in a footnote or otherwise) in all of its respective financial statements (including any such financial statements consolidated with any other Persons' financial statements) the existence and nature of the transactions contemplated hereby, by the TAA , by the Transferring Affiliate Letter and by the BMA Transfer

Agreement, and the interest of the Purchaser in the Transferred Assets.

                           (k) SEPARATE BUSINESS. The Seller acknowledges that
the Agent, the Company and the Bank Investors are entering into the transactions contemplated in the TAA in reliance upon the Purchaser's identity as a separate legal entity from the Seller. Therefore, from and after the Closing Date, the Seller shall take all actions reasonably required to maintain the Purchaser's status as a separate legal entity and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller or any other member of the Parent Group. Without limiting the generality of the foregoing, the Seller shall (i) not hold itself out to third parties as liable for the debts of the Purchaser nor purport to own the Receivables or any of the other assets acquired by the Purchaser hereunder, (ii) shall take all other actions necessary on its part to ensure that the Purchaser is at all times in compliance with the covenants set forth in Section 5.1(k) of the TAA and (iii) shall cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between the Seller and the Purchaser on an arm's-length basis.

                           (l) PAYMENT TO THE TRANSFERRING AFFILIATES. With
respect to any Receivable purchased by the Seller from any Transferring Affiliate, the Seller shall cause such sale to be effected under, and in strict compliance with the terms of, the Transferring Affiliate Letter and the BMA Transfer Agreement, as applicable, including, without limitation, the terms relating to the amount and timing of payments to be made to each Transferring Affiliate in respect of the purchase price for such Receivable.

                           (m) PERFORMANCE AND ENFORCEMENT OF THE TRANSFERRING
AFFILIATE LETTER AND BMA TRANSFER AGREEMENT. The Seller shall timely perform the obligations required to be performed by the Seller, and shall vigorously enforce the rights and remedies accorded to the Seller, under each of the Transferring Affiliate Letter and the BMA Transfer Agreement. The Seller shall take all actions to perfect and enforce its rights and interests (and the rights and interests of the Purchaser, the Agent, the Company and the

Bank Investors, as assignees of the Seller) under the Transferring Affiliate Letter and\or the BMA Transfer Agreement as the Purchaser or the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Transferring Affiliate Letter or the BMA Transfer Agreement.

                  SECTION 5.2. NEGATIVE COVENANTS OF THE SELLER. At all times from the date hereof to the Collection Date, unless the Agent shall otherwise consent in writing:

                           (a) NO SALES, LIENS, ETC. Except as otherwise
provided herein, the Seller will not, and will not permit any other Originating Entity to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (x) any of the Affected Assets, (y) any inventory or goods, the sale of which may give rise to a Receivable or any Receivable or related Contract, or (z) any Special Account or any other account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

                           (b) NO EXTENSION OR AMENDMENT OF RECEIVABLES. Except
as otherwise permitted in Section 6.2 hereof, the Seller will not, and will not permit any other Originating Entity to, extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

                           (c) NO CHANGE IN BUSINESS OR CREDIT AND COLLECTION
POLICY. The Seller will not, and will not permit any other Originating Entity to, make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable or otherwise have a Material Adverse Effect.

                           (d) NO MERGERS, ETC. The Seller will not, and will
not permit any other Originating Entity to, merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired and except as contemplated in the Transaction Documents) to any Person, except that (i) any Transferring Affiliate may merge or consolidate with any other Transferring Affiliate if, but only if, each of the Purchaser and the Agent shall have received at least ten Business Days' prior written notice of such merger or consolidation and (ii) the Seller may merge or consolidate with any other Person if, but only if, (x) immediately after giving effect to such merger or consolidation, no Seller Default or Potential Seller Default would exist and (y) each of the Purchaser and the Agent shall have received a written agreement, in form and substance satisfactory to each of the Purchaser and the Agent, executed by the corporation resulting from such merger or consolidation, under which agreement such corporation shall become the Seller hereunder and the Collection Agent under the TAA, and shall assume the duties, obligations and liabilities of the Seller and the Collection Agent under this Agreement, the TAA, the Special Account Letters and each other Transaction Document to which the Seller is party (whether in its individual capacity or as Collection Agent), together with the documents relating to the Seller of the kind delivered by or on behalf of the Seller pursuant to Section 3.1 of the TAA.


                           (e) CHANGE IN PAYMENT INSTRUCTIONS TO OBLIGORS,
SPECIAL ACCOUNT BANKS AND DESIGNATED ACCOUNT AGENTS. The Seller will not, and will not permit any other Originating Entity to:

                  (i) add or terminate any bank as a Special Account Bank from those listed in Exhibit C hereto, or make any change in its instructions to Obligors regarding payments to be made to any Special Account Bank; PROVIDED that the Seller may, and may permit any Originating Entity to, (A) add any bank as a Special Account Bank for purposes of this Agreement at any time following delivery to the Agent of written notice of such addition and a Special Account Letter duly executed by such bank, and (B) terminate any Special Account Bank at any time following delivery to the Agent of written notice of such termination and evidence satisfactory to the Agent that the affected

         Obligors shall have been instructed to remit all subsequent Collections to another Special Account; or

                  (ii) make any change in the instructions contained in any Special Account Letter; or

                  (iii) add or terminate any Person as a Designated Account Agent from those listed in Exhibit C hereto, or make any change in its instructions to such Designated Account Agent regarding the handling of the Collections in the applicable Special Account; PROVIDED that the Seller may, and may permit any Originating Entity to, (A) add any Person that satisfies the requirements set forth herein of a "Designated Account Agent" as a Designated Account Agent for purposes of this Agreement at any time following delivery to the Agent of written notice of such addition and an Account Agent Agreement duly executed by such Person, and (B) terminate any Designated Account Agent at any time following delivery to the Agent of written notice of such termination and evidence satisfactory to the Agent that either an Originating Entity or a new Designated Account Agent shall have been added in accordance with the terms of this Agreement to succeed such terminated Designated Account Agent in respect of the applicable Special Account or the affected Obligors shall have been instructed to remit all subsequent Collections to another Special Account.

                           (f) DEPOSITS TO SPECIAL ACCOUNTS AND THE
CONCENTRATION ACCOUNT. The Seller will not, and will not permit any of the other Originating Entities or Designated Account Agents to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Special Account or the Concentration Account cash or cash proceeds other than Collections of Receivables.

                           (g) CHANGE OF NAME, ETC. The Seller will not, and
will not permit any other Originating Entity to, change its name, identity or structure or the location of its chief executive office, unless at least 10 days prior to the effective date of any such change the Seller delivers to the Agent
(i) such documents, instruments or agreements, executed by the Seller and/or the affected Originating Entities, as are necessary to reflect such change and to continue the perfection of the Purchaser's ownership interests in the Affected Assets and (ii) new or revised Special Account Letters executed by the Special Account Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 2.8 of the TAA.

                           (h) AMENDMENT TO TRANSFERRING AFFILIATE LETTER, ETC..
The Seller will not, and will not permit any other Originating Entity to, (i) amend, modify, or supplement the Transferring Affiliate Letter, the BMA Transfer Agreement or any instrument, document or agreement executed in connection therewith (collectively the "Initial Transfer Documents"), (ii) terminate or cancel any Initial Transfer Document, (iii) issue any consent or directive under any Initial Transfer Document, (iv) undertake any enforcement proceeding in respect of any of the Initial Transfer Documents, or (v) waive, extend the time for performance or grant any indulgence in respect of any provision of any Initial Transfer Document, in each case except with the prior written consent of the Purchaser, the Agent and the Administrative Agent; nor shall the Seller take, or permit any other Originating Entity to take, any other action under any of the Initial Transfer Documents that shall have a material adverse affect on the Purchaser, the Agent, the Company or any Bank Investor or which is inconsistent with the terms of this Agreement.

                           (i) ERISA MATTERS. The Seller will not, and will not
permit any other Originating Entity to, (i) engage or permit any of its respective ERISA Affiliates to engage in any prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor; (ii) permit to exist any accumulated funding deficiency (as defined in Section 302(a) of ERISA and Section 412(a) of the Code) or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to any Multiemployer Plan that the Seller, such Originating Entity or any ERISA Affiliate thereof is required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of

ERISA which represents a material risk of a liability to the Seller, such Originating Entity or any ERISA Affiliate thereof under ERISA or the Code, if such prohibited transactions, accumulated funding deficiencies, payments, terminations and reportable events occurring within any fiscal year of the Seller, in the aggregate, involve a payment of money or an incurrence of liability by the Seller, any Originating Entity or any ERISA Affiliate thereof, in an amount in excess of $500,000.


                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION

                  SECTION 6.1. COLLECTION OF RECEIVABLES. The servicing, administering and collection of the Receivables shall be conducted by the Collection Agent. For so long as the Person acting as Collection Agent is the Seller, the Seller shall perform its duties as Collection Agent under the TAA in accordance with the terms thereof, it being understood that it shall hold all Receivables, Related Assets, Records and Collections which it receives from time to time solely in its capacity as Collection Agent and shall not claim or retain any legal or beneficial title or interest therein. If at any time the Collection Agent is a Person other than the Seller, the Seller agrees promptly to provide all information requested by the Collection Agent in connection with the performance of its responsibilities under the TAA, and agrees to exert its best efforts to assist any successor Collection Agent in assuming and performing its duties as Collection Agent.

                  SECTION 6.2. RIGHTS OF PURCHASER. At any time:

                                (i)  The Purchaser (or the Agent as assignee of
the Purchaser) may direct that payment of all amounts payable under any Receivable be made directly to the Purchaser (or the Agent, as the case may be) or its designee.

                               (ii)  The Seller shall, at the Purchaser's
request (or at the request of the Agent, as assignee of the Purchaser) and at the Seller's expense, give notice of the Purchaser's ownership of Receivables and/or the Agent's interest in the Receivables to each Obligor and direct that payments be made directly to the Purchaser (or the Agent, as the case may be) or its designee.

                              (iii)  The Seller shall, at the Purchaser's or the
Agent's request, (A) assemble all of the Records, and shall make the same available to the Purchaser, the Agent or its designee at a place selected by the Purchaser, the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Purchaser and the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

Notwithstanding the foregoing clauses (i), (ii) and (iii), neither the Purchaser nor any of its assigns shall at any time direct, or cause any Originating Entity to direct, Obligors of Receivables or Related Security payable under the Medicare or Medicaid program to make payment of amounts due or to become due to such Originating Entity in respect of such Receivables or Related Security directly to the Concentration Account or to the Purchaser, the Purchaser's assigns or any of their respective designees, EXCEPT for any such payment in respect of such Receivables or Related Security or any assignment thereof that is established by, or made pursuant to, the order of a court of competent jurisdiction.

                  SECTION 6.3. SPECIAL ACCOUNTS. The Seller hereby transfers to the Purchaser, and shall cause each of the Transferring Affiliates to transfer to the Purchaser, effective concurrently with the initial Purchase hereunder, all right, title and interest of such Originating Entity in and to each Special Account, together with each lock-box related thereto and all agreements between such Originating Entity and the applicable Special Account Bank. The Seller hereby authorizes the Purchaser and its assigns to take, to the extent permitted by applicable law, any and all steps in the Seller's or any other Originating Entity's name (which power, in the case of each Transferring Affiliate, the Seller is authorized to grant pursuant to authority granted to the Seller under the Transferring Affiliate Letter) and on behalf of the Seller and such Originating Entity necessary or desirable, in the determination of the Purchaser or such assign, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Seller's or such Originating Entity's name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts; provided, however, that neither the Purchaser nor any of its assigns shall have the power or authority to direct Obligors of Receivables or Related Security payable under the CHAMPUS/VA, Medicare or Medicaid program to make payment of amounts due or to become due to the Seller or any Transferring Affiliate in respect of such Receivables or Related Security directly to the Concentration Account or to the Purchaser, the Purchaser's assigns or any of their respective designees, EXCEPT for any such payment in respect of such Receivables or Related Security or any assignment thereof that is established by, or made pursuant to, the order of a court of competent jurisdiction.

                  SECTION 6.4. RESPONSIBILITIES OF THE SELLER. Anything herein to the contrary notwithstanding, the Seller shall, and/or shall cause each other Originating Entity to, (i) perform all of such Person's obligations under the Contracts related to the Receivables to the same extent as if interests in such Receivables had not been sold hereunder and under the Transferring Affiliate Letter and/or the BMA Transfer Agreement, and the exercise by the Purchaser of its rights hereunder and under the Transferring Affiliate Letter and the BMA Transfer Agreement shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. Neither the Purchaser nor any of its assignees shall have any obligation or liability with respect to any Receivable or related Contracts, nor shall it be obligated to perform any of the obligations of the Seller thereunder.

                  SECTION 6.5. REPORTS. On or prior to each Settlement Date, the Seller shall prepare and forward to the Purchaser a report setting forth the following with respect to the immediately preceding calendar month: (i) the aggregate Outstanding Balance of Receivables included in the Purchases occurring during such month, (ii) the aggregate

Purchase Price payable to the Seller in respect of such Purchases, specifying the Purchase Price Percentage in effect for such month and the aggregate Purchase Price Credits deducted in calculating such aggregate Purchase Price,
(iii) the aggregate amount of funds received by the Seller during such month which are to be applied toward the aggregate Purchase Price owing for such month pursuant to Section 2.2(d), (iv) the increase or decrease in the amount outstanding under the Subordinated Note as of the end of such month after giving effect to the application of funds toward the aggregate Purchase Price, (v) the amount of any capital contribution made by the Seller to the Purchaser as of the end of such month and (vi) such other information concerning the Receivables as the Purchaser may reasonably request. Promptly following any request therefor by the Purchaser, the Seller shall prepare and provide to the Purchaser a listing by Obligor of all Receivables together with an aging of such Receivables.

                                   ARTICLE VII

                                 SELLER DEFAULTS

                  SECTION 7.1. SELLER DEFAULTS. The occurrence of any one or more of the following events shall constitute a Seller Default:

                           (a) the Seller shall fail to make any payment or
deposit to be made by it hereunder when due; or

                           (b) any representation, warranty, certification or
statement made or deemed made by the Seller in this Agreement, by FMC or FMCH under the Parent Agreement, or by the Seller, FMC, FMCH or any other Parent Group Member in any other Transaction Document to which it is a party or in any other document certificate or other writing delivered pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made or deemed made; or

                           (c) the Seller shall default in the performance of
any payment or undertaking

(other than those covered by clause (a) above) to be performed or observed under

                           (i) Section 5.1(a)(iv); PROVIDED that, in the case of
                  any failure to provide any such notice relating to a Potential Seller Default that shall have ceased to exist prior to the date such notice was required to have been given under Section 5.1(a)(iv), the failure to give such notice shall not constitute a Seller Default unless a senior officer of the Seller (including, the Treasurer, any Assistant Treasurer, General Counsel or any assistant or associate general counsel of the Seller) shall have known of the occurrence of such Potential Seller Default during such period; or

                           (ii) any of Sections 5.1(a)(v), 5.1 (a)(x), 5.1
                  (a)(ix), 5.1(b)(i), 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(k),
                  5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h) or 6.2;
                  or

                           (iii) Section 5.1(b)(ii), and such default shall
                  continue for 2 Business Days; or

                           (iv) any other provision hereof and such default in
                  the case of this clause (iv) shall continue for ten (10) days;

                           (d) failure of the Seller, FMC, FMCH or any
Transferring Affiliate to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness greater than $5,000,000 is governed; or the default by the Seller, FMC, FMCH or any Transferring Affiliate in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness owing by the Seller, FMC, FMCH or any Transferring Affiliate greater than $5,000,000 was created or is governed, regardless of whether such event is an "event of default" or "default" under any such agreement; or any Indebtedness owing by the Seller, FMC, FMCH or any Transferring Affiliate greater than

$5,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment and other than in the case of an instrument stated to be payable on demand) prior to the date of maturity thereof; or

                           (e) any Event of Bankruptcy shall occur with respect
to the Seller, any other Originating Entity, FMC or FMCH; PROVIDED that, in the case of any Event of Bankruptcy relating to any Transferring Affiliate, such Event of Bankruptcy shall not constitute a Seller Default hereunder if at such time the "Percentage Factor" (as defined in the TAA) does not exceed the "Maximum Percentage Factor" (as defined in the TAA) after reducing the "Net Receivables Balance" (as defined in the TAA) by an amount equal to the aggregate Outstanding Balance of all Receivables otherwise included in the calculation of the Net Receivables Balance which either (i) have been originated by such Transferring Affiliate or (ii) are owing from any Obligor that shall have been directed to remit payments thereon to a Special Account that is a Special Account to which Obligors in respect of the Transferring Affiliate that is the subject of such Event of Bankruptcy shall have been directed to remit payments; or

                           (f) after giving effect to any Purchase hereunder,
the Purchaser shall, for any reason, fail or cease to have all right, title and interest in and to all of the Receivables which are to be included in such Purchase, together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, subject only to the interests therein of the Agent, on behalf of the Company and the Bank Investors; or

                           (g) the Transferring Affiliate Letter, the BMA
Transfer Agreement or any other Transaction Document shall have terminated; or any material provision thereof shall cease for any reason to be valid and binding on any party thereto or any party shall so state in writing; or any party to any Transaction Document (other than the Purchaser, the Agent, the Company or any Bank Investor) shall fail to perform any material term, provision or condition contained in any Transaction Document on its part to be performed or a default shall otherwise occur thereunder; or

                           (h) either FMCH or the Seller shall enter into any
transaction or merger whereby it is not the surviving entity; or

                           (i) there shall have occurred any material adverse
change in the operations of any of FMCH or the Seller since December 31, 1996 or any other Material Adverse Effect shall have occurred; or

                           (j) a default shall occur under the Parent Agreement;
or the Parent Agreement shall for any reason terminate; or any material provision thereof shall cease to be valid and binding on any party thereto or any party thereto shall so state in writing; or

                           (k) (i) the Seller shall cease to own, free and clear
of any Adverse Claim all of the outstanding shares of capital stock of the Transferor on a fully diluted basis; or (ii) FMCH shall cease to own, directly or indirectly, free and clear of any Adverse Claim all of the outstanding shares of capital stock of any of the Originating Entities on a fully diluted basis; or
(iii) FMC shall cease to own, directly or indirectly, free and clear of any Adverse Claim other than a pledge made pursuant to the Bank Revolver, all of the Voting Stock of FMCH other than the preferred stock of FMCH outstanding as of the date hereof (which preferred stock outstanding as of the date hereof shall not represent more than 20% of the total Voting Stock of FMCH); or (iv) Fresenius AG, a corporation organized under the laws of the Federal Republic of Germany, shall cease to own, directly or indirectly, free and clear of any Adverse Claim at least a majority of the Voting Stock of FMC.

                  SECTION 7.2. REMEDIES. (a) Upon the occurrence of any Seller Default, the Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, all of which rights shall be cumulative.

                                  ARTICLE VIII
                            INDEMNIFICATION; EXPENSES

                  SECTION 8.1. INDEMNITIES BY THE SELLER. Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser and any successors and permitted assigns (including, without limitation, the Company, the Bank Investors, the Agent, the Administrative Agent, the Collateral Agent, the Liquidity Provider and the Credit Support Provider) and their respective officers, directors and employees (collectively, "INDEMNIFIED PARTIES") from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees (which such attorneys may be employees of the Liquidity Provider, the Credit Support Provider, the Agent, the Administrative Agent, the Collateral Agent or the Purchaser, as applicable) and disbursements (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") awarded against or incurred by any of them in any action or proceeding between the Seller or any Parent Group Member (including any Parent Group Member, in its capacity as the Collection Agent) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Purchaser and its assigns of Receivables and Related Assets or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of an Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting the generality of the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

                           (i) any representation or warranty made by any Parent Group Member (including any Parent Group Member, in its capacity as the Collection Agent) or any officers of any Parent Group Member (including any Parent Group Member, in its capacity as the Collection Agent) under or in connection with this Agreement, the Parent Agreement, the Transferring Affiliate Letter, the BMA Transfer Agreement, any of the other Transaction Documents, any Investor Report or any other information or report delivered by any Parent Group Member pursuant to or in connection with any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made;

                           (ii) the failure by any Parent Group Member
         (including any Parent Group Member, in its capacity as the Collection Agent) to comply with any applicable law, rule or regulation (including, without limitation, any CHAMPUS/VA Regulation, any Medicaid Regulation or any Medicare Regulation), including with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

                           (iii) the failure to vest and maintain vested in the Purchaser a first priority ownership interest in the Affected Assets free and clear of any Adverse Claim;

                           (iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets;

                           (v) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                           (vi) any failure of the Collection Agent (if a Parent Group Member or designee thereof) to perform its duties or obligations in accordance with the provisions of the TAA; or

                           (vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

                           (viii) the transfer of an ownership interest in any Receivable other than an Eligible Receivable;

                           (ix) the failure by any Parent Group Member
         (individually or as Collection Agent) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties under the Contracts;

                           (x) the failure of any Originating Entity to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with any of the Receivables; (xi) the commingling by the Seller, any other Originating Entity or the Collection Agent (if a Parent Group Member or designee thereof) of Collections of Receivables at any time with other funds;

                           (xii) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Transfers by the Seller or any other Originating Entity, the ownership of any Receivable, Related Security or Contract or any interest therein;

                           (xiii) the failure of any Special Account Bank or any Designated Account Agent to remit any amounts held by it pursuant to the instructions set forth in the applicable Special Account Letter or any instruction of the Collection Agent, the Seller, any Originating Entity or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms of the Transaction Documents) whether by reason of the exercise of set-off rights or otherwise;

                           (xiv) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller to qualify to do business or file any notice of business activity report or any similar report;

                           (xv) any failure of the Seller to give reasonably equivalent value to any Transferring Affiliate in consideration of the purchase by the Seller from such Transferring Affiliate of any Receivable, or any attempt by any Person to void, rescind or set-aside any such transfer or any transfer of any Receivable hereunder under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

                           (xvi) any action taken by the Seller, any other Originating Entity or the Collection Agent (if a Parent Group Member or designee thereof) in the enforcement or collection of any Receivable; PROVIDED, HOWEVER, that if the Company enters into agreements for the purchase of interests in receivables from one or more Other Transferors, the Company shall allocate such Indemnified Amounts which are in connection with the Liquidity Provider Agreement (as defined in the TAA), the Credit Support Agreement (as defined in the TAA) or the credit support furnished by the Credit Support Provider to the Seller and each Other Transferor; and PROVIDED, FURTHER, that if such Indemnified Amounts are attributable to any Parent Group Member and not attributable to any Other Transferor, the Seller shall be solely liable for such Indemnified Amounts or if such Indemnified Amounts are attributable to Other Transferors and not attributable to any Parent Group Member, such Other Transferors shall be solely liable for such Indemnified Amounts;

                           (xvii) any reduction or extinguishment of, or any failure by any Obligor to pay (in whole or in part), any Receivable or any Related Security with respect thereto as a result of or on account of any violation of or prohibition under any law, rule or regulation now or hereafter in effect from time to time, including without limitation and CHAMPUS/VA Regulation, any Medicaid Regulation or any Medicare Regulation, or as a result of or on account of the entering of any judicial or regulatory order or agreement adversely affecting the Seller or any Parent Group Member; or

                           (xviii) any failure by the Seller or any Parent Group
Member to maintain all governmental and other authorization and approvals necessary to render the services, or sell the merchandise, resulting in Receivables.

                  SECTION 8.2. OTHER COSTS AND EXPENSES. (a) The Seller agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Purchaser harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, the out-of-pocket expenses payable by the Purchaser under Section 8.4 of the TAA) or intangible, documentary or recording taxes incurred by or on behalf of the Purchaser or any other Indemnified Party (i) in connection with the negotiation, execution, delivery and preparation of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including, without limitation, the perfection or protection of the Purchaser's ownership of Receivables and Related Assets with respect thereto) and (ii) from time to time (a) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (b) arising in connection with the Purchaser's enforcement or preservation of rights (including, without limitation, the perfection and protection of the transfers of Receivables and Related Assets under this Agreement), or (c) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents.

                           (b) If the Seller fails to perform any of its
agreements or obligations under this Agreement, following expiration of any applicable cure period, the Purchaser (or any assignee thereof) may (but shall not be required to) perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Purchaser (or any such assignee) incurred in connection therewith shall be payable by the Seller upon the Purchaser's (or any such assignee's) written demand therefor.

                                   ARTICLE IX

                                  MISCELLANEOUS


                  SECTION 9.1. TERM OF AGREEMENT. This Agreement shall terminate on the date after the Collection Date on which (i) no further Purchases are to be made hereunder, (ii) the aggregate Outstanding Balance of Receivables conveyed to the Purchaser hereunder has been reduced to zero or written off in accordance with the Credit and Collection Policy and (iii) the Seller has paid the Purchaser all indemnities, adjustments and other amounts which may be owed to the Purchaser hereunder; PROVIDED, HOWEVER, that (x) the rights and remedies of the Purchaser with respect to any representation and warranty made or deemed to be made by the Seller pursuant to this Agreement, (y) the indemnification and payment provisions of Article VII, and (z) the agreements set forth in Section
9.9 hereof, shall be continuing and shall survive any termination of this Agreement.

                  SECTION 9.2. WAIVERS; AMENDMENTS. No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. No provision of this Agreement or the Subordinated Note may be amended, supplemented, modified or waived except in writing by the Seller, the Purchaser, the Agent, the Company and the "Majority Investors" under and as defined in the TAA. It is expressly understood and acknowledged that the prior written consent of the Agent shall be required in order for the Purchaser to grant a consent, authorization or approval requested by the Seller hereunder, or for the Purchaser to agree to any amendment, waiver or other modification to the terms or conditions of this Agreement.

                  SECTION 9.3. NOTICES. Except as provided below, all communications and notices provided for hereunder shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy when such telecopy is transmitted to the telecopy number specified in this Section 9.3 and confirmation is received,
(ii) if given by mail 3 Business Days following such posting, postage prepaid, U.S. certified or registered, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or
(iv) if given by any other means, when received at the address specified in this
Section 9.3.

                  If to the Purchaser:

                    NMC Funding Corporation
                    Two Ledgemont Center
                    95 Hayden Avenue
                    Lexington, Massachusetts  02173
                    Telephone: (617) 402-9000
                    Telecopy:  (617) 860-9357
                    Attn: James V. Luther
                    Payment Information:
                    Chase Manhattan Bank, N.A.
                    ABA 021-000-021
                    Account 115-0-62615

                  If to the Seller:

                    National Medical Care, Inc.
                    Two Ledgemont Center
                    95 Hayden Avenue
                    Lexington, Massachusetts  02173
                    Telephone: (617) 402-9000
                    Telecopy:  (617) 860-9357
                    Attn: James V. Luther
                    Payment Information:
                    Chase Manhattan Bank, N.A.
                    ABA 021-000-021
                    Account 115-0-62615

                  SECTION 9.4. GOVERNING LAW; SUBMISSION TO JURISDICTION; INTEGRATION.

                           (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Seller hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.4 shall affect the right of the Purchaser to bring any action or proceeding against the Seller or any of its properties in the courts of other jurisdictions.

                           (b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY
RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

                           (c) This Agreement contains the final and complete
integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

                           (d) The Seller hereby appoints John B. Madden, Jr.,
of Arent Fox Kintner Plotkin & Kahn, located at 1675 Broadway, New York, New York 10019 as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York by the Purchaser or any of its assignees.

                  SECTION 9.5. SEVERABILITY; COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 9.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that the Seller may not assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of each of the Purchaser and the Agent. The Purchaser may assign at any time any or all of its rights and obligations hereunder and interests herein to any other Person without the consent of the Seller. Without limiting the foregoing, the Seller acknowledges that the Purchaser, pursuant to the TAA, shall assign to the Agent, on behalf of the Company or the Bank Investors, as the case may be, all of its rights, remedies, powers and privileges hereunder and that each of the Agent, the Company and such Bank Investors may further assign such rights, remedies, powers and privileges to the extent permitted in the TAA. The Seller agrees that the Agent, as the assignee of the Purchaser, shall, subject to the terms of the TAA, have the right to enforce this Agreement and to exercise directly all of the Purchaser's rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of the Purchaser to be given or withheld hereunder) and the Seller agrees to cooperate fully with the Agent in the exercise of such rights and remedies. The Seller further agrees to give to the Agent copies of all notices, reports and other documents it is required to give to the Purchaser hereunder and to permit the Agent the rights of inspection and audit granted to the Purchaser hereunder. In addition, the Seller agrees that to the extent the Purchaser is herein permitted to take any action or to provide any information or report, the Agent may similarly so direct and require (with or without the concurrence of the Purchaser) the Seller to take such action or to provide such information or report.

                  SECTION 9.7. WAIVER OF CONFIDENTIALITY. The Seller hereby consents to the disclosure of any non-public information with respect to it received by the Purchaser, the Company, the Agent, any Bank Investor or the Administrative Agent to any of the Purchaser, the Company, the Agent, any nationally recognized rating agency rating the Company's Commercial Paper, the Administrative Agent, the Collateral Agent, any Bank Investor or potential Bank Investor, the Liquidity Provider or the Credit Support Provider in relation to this Agreement or the TAA.

                  SECTION 9.8. CONFIDENTIALITY AGREEMENT. The Seller hereby agrees that it will not disclose, and will cause each Parent Group Member to refrain from disclosing, the contents of this Agreement or any other proprietary or confidential information of the Purchaser, the Company, the Agent, the Administrative Agent, the Collateral Agent, any Liquidity Provider or any Bank Investor to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized rating agency PROVIDED such auditors, attorneys, employees financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) following notice thereof to the Agent, as otherwise required by applicable law (including the federal securities laws) or order of a court of competent jurisdiction.

                  SECTION 9.9. BANKRUPTCY PETITIONS. (a) The Seller hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of the Company, it will not, and the Seller will cause each Parent Group Member to not, institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

                  (b) The Seller hereby covenants and agrees that, prior to the date which is one year and one day after this Agreement shall have terminated in accordance with its terms, it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States

                  SECTION 9.10. PURCHASE TERMINATION. The Seller's obligation to sell, transfer, assigns and otherwise convey Receivables and Related Assets to the Purchaser hereunder may be terminated at any time by the Seller by giving written notice thereof to Purchaser and the Agent of the Seller's election to discontinue Purchases hereunder, in which event the Purchase Termination Date (as defined in the TAA) shall thereafter occur on the date specified therefor by the Seller in such notice, but in any event not less than 60 days after the Agent's receipt of such notice.

                  SECTION 9.11. SUBORDINATION. The Seller agrees that any indebtedness, obligation or claim, it may from time to time hold or otherwise have (including, without limitation any obligation or claim arising in connection with the Revolving Loans) against the Purchaser or any assets or properties of the Purchaser, whether arising hereunder or otherwise existing, shall be subordinate in right of payment to the prior payment in full of any indebtedness or obligation of the Purchaser owing to the Agent, the Company or any Bank Investor under the TAA. The subordination provision contained herein is for the direct benefit of, and may be enforced by, the Agent, the Company, any Bank Investor and/or any of their respective assignees under the TAA.

                  SECTION 9.12. CHARACTERIZATION OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT. It is the intention of the parties that each Purchase hereunder shall constitute a sale of such Receivables, together with the Related Assets with respect thereto, from the Seller to the

Purchaser, conveying good title thereto free and clear of any Adverse Claims, and that such Receivables and Related Assets not be part of the Seller's estate in the event of an insolvency. If, notwithstanding the foregoing, the transactions contemplated hereby should be deemed a financing, the parties intend that the Seller shall be deemed to have granted to the Purchaser, and the Seller hereby grants to the Purchaser, a first priority perfected and continuing security interest in all of the Seller's right, title and interest in, to and under the Receivables, together with the Related Assets with respect thereto, and together with all of the Seller's rights under the Transferring Affiliate Letter, the BMA Transfer Agreement and all other Transaction Documents with respect to the Receivables and with respect to any obligations thereunder of any Originating Entity with respect to the Receivables, and that this Agreement shall constitute a security agreement under applicable law. The Seller hereby assigns to the Purchaser all of its rights and remedies under the Transferring Affiliate Letter and the BMA Transfer Agreement (and all instruments, documents and agreements executed in connection therewith) with respect to the Receivables and with respect to any obligations thereunder of any Originating Entity with respect to the Receivables.






                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Receivables Purchase Agreement as of the date first written above.


                                    NMC FUNDING CORPORATION,
                                        as Purchaser


                                    By: /s/ James V. Luther
                                        ----------------------------------------
                                        Name: James V. Luther
                                        Title: Assistant Treasurer

                                    NATIONAL MEDICAL CARE, INC.,
                                        as Seller


                                    By: /s/ James V. Luther
                                        ----------------------------------------
                                        Name: James v. Luther
                                        Title: President

                Signature Page to Receivables Purchase Agreement
                           dated as of August 28, 1997

                                    EXHIBIT A

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                               FORMS OF CONTRACTS

                                    EXHIBIT B

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                  CREDIT AND COLLECTION POLICIES AND PRACTICES

                                    EXHIBIT C

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                          LIST OF SPECIAL ACCOUNT BANKS
                          AND DESIGNATED ACCOUNT AGENTS

                                    EXHIBIT D

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                         FORM OF SPECIAL ACCOUNT LETTER

                                    EXHIBIT E

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                            FORM OF SUBORDINATED NOTE

                                    EXHIBIT F

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                            LIST OF ACTIONS AND SUITS

                                    EXHIBIT G

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                               LOCATION OF RECORDS

                                    EXHIBIT H

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                         LIST OF SELLER'S SUBSIDIARIES,
                            DIVISIONS AND TRADENAMES

                                    EXHIBIT I

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                      FORM OF TRANSFERRING AFFILIATE LETTER

                                    EXHIBIT J

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                LIST OF TRANSFERRING AFFILIATES, CHIEF EXECUTIVE
                OFFICES OF TRANSFERRING AFFILIATES AND TRADENAMES

                                    EXHIBIT K

                                       to

                         RECEIVABLES PURCHASE AGREEMENT


                        FORM OF ACCOUNT AGENT AGREEMENT